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EXHIBIT 21.1

PLC SYSTEMS INC.

SUBSIDIARIES OF THE REGISTRANT

1.)
PLC Medical Systems, Inc., a Delaware Corporation

2.)
PLC Sistemas Medicos Internacionais (Deutschland) GmbH, a German Corporation

3.)
PLC Medical Systems AG, a Swiss Corporation

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PLC SYSTEMS INC.